Exhibit 99.1

Papa John’s Announces Third Quarter Results

EPS Increased 37.5% over Prior Year Pro Forma Results on Strong Comparable Sales of 5.3% for North America and 4.7% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 1, 2011--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the third quarter and nine months ended September 25, 2011.

Highlights

  Third quarter system-wide comparable sales increased 5.3% for North America and 4.7% for International
  Third quarter earnings per diluted share of $0.44 in 2011 vs. $0.30 in 2010 ($0.32 in 2010 excluding the impact of franchisee-owned BIBP cheese purchasing entity, a 37.5% increase)
  47 worldwide net unit openings during the quarter
  2011 guidance increased for EPS, worldwide comparable sales, and worldwide net restaurant openings

“I congratulate our operators throughout the world on achieving one of the best overall quarters in company history,” commented Papa John’s Founder, Chairman and Chief Executive Officer, John Schnatter. “We’ve now surpassed 3,000 restaurants in North America and are closing in on 800 international units as we continue to grow the Papa John’s brand throughout the world.”

Revenues were $305.7 million for third quarter 2011, an 11.9% increase from revenues of $273.1 million for third quarter 2010. Net income was $11.1 million for third quarter 2011, compared to net income of $7.8 million for third quarter 2010 ($8.3 million excluding BIBP, an increase of $2.9 million, or 34.6%). Diluted earnings per share were $0.44 for third quarter 2011, compared to diluted earnings per share of $0.30 for third quarter 2010 ($0.32 per diluted share excluding BIBP, an increase of $0.12 per diluted share, or 37.5%). See “Non-GAAP Measures” for additional information regarding BIBP.

Revenues were $911.7 million for the nine months ended September 25, 2011, an 8.6% increase from revenues of $839.6 million for the same period in 2010. Net income was $39.7 million for the nine months ended September 25, 2011, compared to net income of $37.9 million for the same period in 2010 ($34.4 million excluding BIBP, an increase of $5.3 million, or 15.3%). Diluted earnings per share were $1.55 for the nine months ended September 25, 2011, compared to diluted earnings per share of $1.42 for the same period in 2010 ($1.29 per diluted share excluding BIBP, an increase of $0.26, or 20.2%).

Financial Highlights

Summary Financial Data:

	Three Months Ended		Nine Months Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
(In thousands, except per share amounts)	2011	2010	2011	2010

Revenues	$305,668	$273,126	$911,669	$839,559

Income before income taxes, net of noncontrolling interests	$16,029	$11,868	$59,825	$58,460

Net income	$11,123	$7,848	$39,674	$37,915

Earnings per share - assuming dilution	$0.44	$0.30	$1.55	$1.42

Diluted weighted average shares outstanding	25,146	26,081	25,528	26,743

Global Restaurant and Comparable Sales Information:

		Three Months Ended		Nine Months Ended
		Sept. 25, 2011	Sept. 26, 2010	Sept. 25, 2011	Sept. 26, 2010

	Global restaurant sales growth (a)	8.3%	2.8%	8.3%	2.3%

	Global restaurant sales growth, excluding the impact of foreign currency conversion (a)	7.6%	2.8%	7.7%	2.1%

	Comparable sales growth (decline) (b)
	North America company-owned restaurants	6.3%	(1.6%)	5.0%	(1.5%)
	North America franchised restaurants	4.9%	(0.3%)	3.6%	0.3%
	System-wide North America restaurants	5.3%	(0.6%)	3.9%	(0.2%)

	System-wide international restaurants	4.7%	5.5%	5.0%	1.6%

(a)	Includes both company-owned and franchised restaurant sales.

(b)

Represents the change in year-over-year sales for the same base of restaurants for the same calendar period. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenues Highlights

Consolidated revenues increased $32.5 million, or 11.9%, for the third quarter of 2011 and increased $72.1 million, or 8.6%, for the nine months ended September 25, 2011, compared to the same periods in the prior year. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $8.4 million, or 7.0%, and $20.4 million, or 5.5%, for the three and nine months ended September 25, 2011, respectively, primarily due to increases in comparable sales of 6.3% and 5.0%, respectively.
  North America franchise royalty revenues increased approximately $1.3 million, or 7.9%, and $3.7 million, or 7.0%, for the three and nine months ended September 25, 2011, respectively, due to increases in comparable sales of 4.9% and 3.6%, respectively, and increases in the number of franchise restaurants.
  Domestic commissary sales increased $19.0 million, or 17.0%, and $41.1 million, or 12.1%, for the three and nine months ended September 25, 2011, respectively. The increases were primarily due to increases in the selling prices of certain commodities, most notably cheese, and increases in sales volumes.
  International revenues increased $3.6 million, or 30.6%, and $8.4 million, or 24.5%, for the three and nine months ended September 25, 2011, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 4.7% and 5.0%, respectively, calculated on a constant dollar basis. Through the first three quarters of 2010, the International segment included revenues from company-owned restaurants located in the United Kingdom, which were sold in the third quarter of 2010.

Operating Highlights

Our income before income taxes, net of noncontrolling interests, for the third quarter of 2011 was $16.0 million, compared to $11.9 million for the corresponding quarter in 2010 ($12.5 million in 2010, excluding the impact of BIBP, an increase of $3.5 million, or 28.0%). For the nine months ended September 25, 2011, pre-tax income, net of noncontrolling interests, was $59.8 million, compared to $58.5 million for the same period in 2010 ($53.0 million in 2010 excluding the impact of BIBP, an increase of $6.9 million, or 13.0%).

Income before income taxes, net of noncontrolling interests, is summarized in the following table on a reporting segment basis:

	Three Months Ended			Nine Months Ended
	Sept. 25,	Sept. 26,	Increase	Sept. 25,	Sept. 26,	Increase
	2011	2010	(Decrease)	2011	2010	(Decrease)

Domestic company-owned restaurants	$4,273	$5,503	$(1,230)	$22,577	$25,604	$(3,027)
Domestic commissaries	7,237	5,393	1,844	21,112	20,577	535
North America franchising	15,941	14,663	1,278	50,190	46,713	3,477
International	249	(1,309)	1,558	(817)	(4,162)	3,345
All others	(66)	60	(126)	(742)	1,187	(1,929)
Unallocated corporate expenses	(11,085)	(11,004)	(81)	(29,371)	(33,963)	4,592
Elimination of intersegment losses (profits)	297	(108)	405	(256)	(329)	73
Income attributable to noncontrolling interests	(817)	(672)	(145)	(2,868)	(2,672)	(196)
Total income before income taxes and BIBP, net of noncontrolling interests	16,029	12,526	3,503	59,825	52,955	6,870
BIBP, a variable interest entity	-	(658)	658	-	5,505	(5,505)
Total income before income taxes, net of noncontrolling interests	$16,029	$11,868	$4,161	$59,825	$58,460	$1,365

The increase in income before income taxes, net of noncontrolling interests, of $3.5 million, or 28.0%, for the three months ended September 25, 2011, excluding the impact of BIBP in 2010, was primarily due to the following:

  Domestic commissaries and North America franchising operating income both increased due to strong comparable sales results and an increase in the number of restaurants.
  International operating income improved due to increased royalties attributable to strong comparable sales and net unit growth in addition to improved commissary results in the United Kingdom.

These increases in the quarter were partially offset by the following:

  Domestic company-owned restaurants operating income declined due to higher commodity prices, primarily cheese, partially offset by incremental profits from strong comparable sales results.
  Unallocated corporate expenses increased slightly, due to increases in franchise incentives and initiatives and a charge of approximately $800,000 related to lease obligations associated with our former Perfect Pizza operations in the United Kingdom, which were partially offset by a significant decrease in interest expense due to lower debt levels and a lower effective interest rate on borrowings.

The increase in income before income taxes, net of noncontrolling interests, of $6.9 million, or 13.0%, for the nine months ended September 25, 2011, excluding the impact of BIBP in 2010, was primarily due to the previously stated reasons, in addition to the following items:

  “All others” operating results declined primarily due to lower online ordering fees and an increase in infrastructure and support costs at our “eCommerce” business.
  Unallocated corporate expenses decreased due to reduced franchise incentives and initiatives, lower short- and long-term incentive compensation costs, and lower sponsorship fees, partially offset by an increase in travel costs.

Our effective income tax rates, excluding BIBP, were 29.1% and 32.1% for the three and nine months ended September 25, 2011, respectively, representing decreases of 3.2% and 1.2%, from the prior year rates. The lower effective rates were primarily due to the finalization of certain income tax issues which resulted in income tax benefits of $1.0 million and $1.6 million for the three- and nine-month periods, respectively. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results, including segment and cash flow information, for the three- and nine-month periods ended September 25, 2011.

The company’s free cash flow for the first nine months of 2011 and 2010 was as follows (in thousands):

		Nine Months Ended
		Sept. 25,	Sept. 26,
		2011	2010

	Net cash provided by operating activities	$84,348	$62,159
	Pre-tax income from BIBP cheese purchasing entity	-	(5,505)
	Purchase of property and equipment	(20,647)	(23,608)
	Free cash flow *	$63,701	$33,046

*	The increase in free cash flow is due to higher net income, favorable changes in working capital, primarily due to timing of payments, and lower purchases of property and equipment.

Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the impact of BIBP, less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by accounting principles generally accepted in the United States (“GAAP”) and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

Our net debt position, defined as total debt less cash and cash equivalents, was $26.3 million at September 25, 2011, compared to $52.8 million at December 26, 2010.

Global Restaurant Unit Data

At September 25, 2011, there were 3,780 Papa John’s restaurants operating in all 50 states and in 32 countries, as follows:

	Company- owned North America	Franchised North America	Total North America	International	Systemwide
Third Quarter
Beginning - June 26, 2011	595	2,393	2,988	745	3,733
Opened	2	36	38	36	74
Closed	-	(16)	(16)	(11)	(27)
Ending - September 25, 2011	597	2,413	3,010	770	3,780

Year-to-date
Beginning - December 26, 2010	591	2,346	2,937	709	3,646
Opened	6	103	109	87	196
Closed	-	(36)	(36)	(26)	(62)
Ending - September 25, 2011	597	2,413	3,010	770	3,780

Restaurants at September 26, 2010	590	2,321	2,911	672	3,583

Restaurant unit growth	7	92	99	98	197

% increase	1.2%	4.0%	3.4%	14.6%	5.5%

Our development pipeline as of September 25, 2011 included approximately 1,650 restaurants (410 units in North America and 1,240 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The company repurchased 798,000 shares of its common stock at an average price of $29.36 per share, or a total of $23.4 million, during the three months ended September 25, 2011 and repurchased 1.6 million shares at an average price of $30.70 per share, or a total of $49.6 million during the nine months ended September 25, 2011. Subsequent to quarter-end through October 26, 2011, the company repurchased 252,000 shares at a total cost of $7.7 million, or $30.74 per share average cost. Approximately $29.5 million remains available under the company’s share repurchase program.

There were 25.1 million and 25.5 million diluted weighted average shares outstanding for the three- and nine-month periods, respectively, representing decreases of 3.6% and 4.5%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.01 and $0.07 for the three- and nine-month periods, respectively, due to the reductions in shares outstanding. Approximately 24.5 million actual shares of the company’s common stock were outstanding as of September 25, 2011.

2011 Guidance Update

The following is an update to our 2011 guidance based on our solid year-to-date results:

	Updated Guidance	Previous Guidance

Diluted earnings per share	$2.08 to $2.15	$2.02 to $2.12

North America comparable sales	+3% to +4%	+2% to +3%

International comparable sales	+3% to +5%	+2% to +4%

Worldwide net restaurant openings	+210 to +235	+190 to +220

Conference Call

A conference call is scheduled for November 2, 2011 at 10:00 a.m. Eastern Daylight Time to review our third quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through November 7, 2011. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (international). The Conference ID is 70010273.

Non-GAAP Measures

Certain financial measures we present in this press release exclude the impact of the consolidation of BIBP, which is not a measure that is defined in accordance with GAAP. These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes presenting the 2010 financial information excluding the impact of BIBP is important for purposes of comparison to current year results. As previously announced, we terminated our cheese purchasing arrangement with BIBP in February 2011 and BIBP operated at breakeven during the first two months of 2011. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the pro forma financial results we present in this press release excluding the impact in 2010 of BIBP to our GAAP financial measures for the three- and nine-month periods ended September 25, 2011 and September 26, 2010:

	Three Months Ended		Nine Months Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
(In thousands, except per share amounts)	2011	2010	2011	2010

Pre-tax income, net of noncontrolling interests, as reported	$16,029	$11,868	$59,825	$58,460
Pre-tax loss (income) from BIBP cheese purchasing entity	-	658	-	(5,505)
Pre-tax income, net of noncontrolling interests, excluding BIBP	$16,029	$12,526	$59,825	$52,955

Net income, as reported	$11,123	$7,848	$39,674	$37,915
Net loss (income) from BIBP cheese purchasing entity	-	417	-	(3,496)
Net income, excluding BIBP	$11,123	$8,265	$39,674	$34,419

Earnings per diluted share, as reported	$0.44	$0.30	$1.55	$1.42
Loss (earnings) from BIBP cheese purchasing entity	-	0.02	-	(0.13)
Earnings per diluted share, excluding BIBP	$0.44	$0.32	$1.55	$1.29

Cash flow from operations, as reported			$84,348	$62,159
Cash flow from BIBP cheese purchasing entity			-	(5,505)
Cash flow from operations, excluding BIBP			$84,348	$56,654

See the free cash flow discussion for more information about our use of free cash flow, which is a non-GAAP measure.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning business performance, revenue, earnings, contingent liabilities, commodity costs, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the current aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic and political conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; credit risk associated with parties to leases of restaurants and commissaries, including those Perfect Pizza locations formerly operated by us, for which we remain contractually liable; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and “Part II. Item 1A. – Risk Factors” of the Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2011. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the company, please visit www.papajohns.com.

	Papa John's International, Inc. and Subsidiaries
	Consolidated Statements of Income

		Three Months Ended		Nine Months Ended
		September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
	(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Revenues:
	North America:
	Domestic Company-owned restaurant sales	$128,787	$120,414	$395,099	$374,652
	Franchise royalties	17,967	16,653	55,801	52,138
	Franchise and development fees	155	149	464	460
	Domestic commissary sales	130,870	111,884	379,569	338,460
	Other sales	12,368	12,138	38,185	39,674
	International:
	Royalties and franchise and development fees	4,054	3,316	11,865	9,635
	Restaurant and commissary sales	11,467	8,572	30,686	24,540
	Total revenues	305,668	273,126	911,669	839,559

	Costs and expenses:
	Domestic Company-owned restaurant expenses:
	Cost of sales	32,229	27,245	94,491	81,551
	Salaries and benefits	35,012	33,320	107,028	102,915
	Advertising and related costs	11,790	11,264	36,477	33,817
	Occupancy costs	8,496	8,494	24,304	24,264
	Other operating expenses	18,858	18,184	57,265	54,218
	Total domestic Company-owned restaurant expenses	106,385	98,507	319,565	296,765

	Domestic commissary and other expenses:
	Cost of sales	110,387	94,422	320,359	284,909
	Salaries and benefits	8,840	8,533	26,502	25,833
	Other operating expenses	13,381	12,002	40,050	35,543
	Total domestic commissary and other expenses	132,608	114,957	386,911	346,285

	Loss (income) from the franchise cheese-purchasing program, net of noncontrolling interest	-	409	-	(4,573)
	International operating expenses	9,634	7,627	26,118	21,833
	General and administrative expenses	27,332	27,133	84,023	83,983
	Other general expenses	4,777	2,643	7,017	6,620
	Depreciation and amortization	7,974	8,067	24,711	24,122
	Total costs and expenses	288,710	259,343	848,345	775,035

	Operating income	16,958	13,783	63,324	64,524
	Net interest expense	(112)	(1,243)	(631)	(3,392)
	Income before income taxes	16,846	12,540	62,693	61,132
	Income tax expense	4,906	4,020	20,151	20,545
	Net income, including noncontrolling interests	11,940	8,520	42,542	40,587
	Less: income attributable to noncontrolling interests	(817)	(672)	(2,868)	(2,672)
	Net income, net of noncontrolling interests	$11,123	$7,848	$39,674	$37,915

	Basic earnings per common share	$0.45	$0.30	$1.57	$1.43
	Earnings per common share - assuming dilution	$0.44	$0.30	$1.55	$1.42

	Basic weighted average shares outstanding	24,964	25,951	25,302	26,586
	Diluted weighted average shares outstanding	25,146	26,081	25,528	26,743

Note:

Beginning in the first quarter of 2011, we realigned financial reporting for the franchised restaurants operating in Hawaii, Alaska, and Canada from our International business segment to North America Franchising. Certain prior year amounts have been reclassified for consistent presentation with the current year results.

	Papa John's International, Inc. and Subsidiaries
	Condensed Consolidated Balance Sheets

		September 25,	December 26,
		2011	2010
		(Unaudited)	(Note)
	(In thousands)

	Assets
	Current assets:
	Cash and cash equivalents	$23,695	$46,225
	Accounts receivable, net	27,492	25,357
	Inventories	17,201	17,402
	Prepaid expenses	6,503	10,009
	Other current assets	3,839	3,732
	Deferred income taxes	10,343	9,647
	Total current assets	89,073	112,372

	Investments	1,681	1,604
	Net property and equipment	183,184	186,594
	Notes receivable, net	15,516	17,354
	Goodwill	74,871	74,697
	Other assets	21,930	23,320
	Total assets	$386,255	$415,941

	Liabilities and stockholders' equity
	Current liabilities:
	Accounts payable	$35,465	$31,569
	Income and other taxes payable	9,218	6,140
	Accrued expenses	53,864	52,978
	Total current liabilities	98,547	90,687

	Unearned franchise and development fees	6,502	6,596
	Long-term debt	50,000	99,017
	Other long-term liabilities	11,542	12,100
	Deferred income taxes	7,110	341
	Total liabilities	173,701	208,741

	Total stockholders' equity	212,554	207,200
	Total liabilities and stockholders' equity	$386,255	$415,941

Note:

The Condensed Consolidated Balance Sheet at December 26, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 25, 2011	September 26, 2010
	(Unaudited)	(Unaudited)

Operating activities
Net income, net of noncontrolling interests	$39,674	$37,915
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	882	1,257
Depreciation and amortization	24,711	24,122
Deferred income taxes	5,219	(850)
Stock-based compensation expense	5,266	4,491
Excess tax benefit related to exercise of non-qualified stock options	(576)	(242)
Other	1,272	303
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,071)	(4,094)
Inventories	201	(525)
Prepaid expenses	3,506	1,309
Other current assets	(107)	381
Other assets and liabilities	491	(397)
Accounts payable	3,896	(2,119)
Income and other taxes	3,078	5,499
Accrued expenses	-	(5,701)
Unearned franchise and development fees	(94)	810
Net cash provided by operating activities	84,348	62,159

Investing activities
Purchase of property and equipment	(20,647)	(23,608)
Purchase of investments	(205)	(548)
Proceeds from sale or maturity of investments	128	301
Loans issued	(2,598)	(1,736)
Loan repayments	4,542	2,444
Proceeds from divestitures of restaurants	-	1,423
Other	62	10
Net cash used in investing activities	(18,718)	(21,714)

Financing activities
Net repayments on line of credit facility	(49,000)	-
Excess tax benefit on equity awards	576	242
Tax payments for restricted stock	(1,041)	-
Proceeds from exercise of stock options	10,981	5,304
Acquisition of Company common stock	(49,579)	(43,215)
Noncontrolling interests, net of contributions and distributions	(261)	(235)
Other	97	104
Net cash used in financing activities	(88,227)	(37,800)

Effect of exchange rate changes on cash and cash equivalents	67	78
Change in cash and cash equivalents	(22,530)	2,723
Cash and cash equivalents at beginning of period	46,225	25,457

Cash and cash equivalents at end of period	$23,695	$28,180

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer